Exhibit 10.1

Execution Version

Stichting InBev

registered seat: Hof plein, 20, NL 3022 AC Rotterdam, The Netherlands

To the Board of Directors of Anheuser-Busch Companies, Inc. (“Anheuser-Busch”)

Dear Sirs,

1	We agree that Anheuser-Busch is a party to this letter and thus has rights hereunder, including the right to enforce our obligations set forth herein.

2	We believe that the transactions contemplated by the Merger Agreement are in the best interests of InBev NV (“InBev”), all of its shareholders and all of its other stakeholders including its consumers, employees, wholesalers and business partners and we therefore fully support the Merger Agreement (as defined below) and undertake to do whatever lies within our powers as a controlling shareholder of InBev to ensure the consummation of the Merger Agreement. The combination of Anheuser-Busch and InBev will create the global leader in the beer industry and one of the world’s top five consumer products companies. The expanded company will be geographically diversified, with leading positions in key countries around the world and balanced exposure to developed and developing markets. A combination of Anheuser-Busch and InBev will result in significant growth opportunities from leveraging the companies’ combined brand portfolio, maximizing the combination’s unparalleled global distribution network, and applying best practices across the new organization.

3	We understand that an Extraordinary Shareholders’ Meeting will need to be convened in order to approve:

(i)	the proposed acquisition by InBev, including by way of merger, of shares and rights to shares in Anheuser-Busch (the “Acquisition”), in accordance with Article 23 of the Articles of Association of InBev;

(ii)	the “change of control” arrangements contained in the USD 45,000,000,000 Senior Facilities Agreement for InBev and InBev Worldwide S.A.R.L. (the “Agreement”) and any similar arrangements to be contained in the related USD 5,600,000,000 Equity Bridge Facility, or in any other finance documents related to these transactions, in accordance with Article 556 of the Belgian Companies Code;

(iii)	the issuance of equity or equity-linked instruments or an authorisation to the board of directors of InBev to issue equity or equity-linked instruments, in view of financing or refinancing part of the Acquisition;

(iv)	any other resolutions that may be desirable, necessary or appropriate in connection with the Acquisition.

4	We hereby irrevocably and unconditionally agree and undertake to:

(i)	cause our representatives on the board of directors of InBev to take all corporate action reasonably necessary (if required, by using our right pursuant to Article 532 of the Belgian Companies Code) to convene, as promptly as practicable after the execution of this letter, an Extraordinary Shareholders’ Meeting and, in case of any adjournment or postponement thereof, a new meeting or any other meeting of InBev’s shareholders, which will resolve on the above items (the “EGM”);

(ii)	ensure that all our shares are represented at the EGM and cause the shares held by those entities which are publicly disclosed, pursuant to Belgian rules on major shareholding disclosure, as acting in concert with us (the “Concert Entities”), are represented at the EGM, for the purposes of establishing a quorum;

(iii)	vote all our shares and cause the Concert Entities to vote all their shares positively at the EGM, on the matters described in 3 above;

(iv)	vote all our shares and cause the Concert Entities to vote all their shares against any proposed resolution which would or is reasonably likely to interfere, impede, delay, frustrate, prevent, or adversely affect the consummation of the Acquisition or the Agreement and Plan of Merger dated July 13, 2008 by and among Anheuser-Busch, InBev and Merger Sub (“Merger Agreement”) or would or is reasonably likely to result in a breach (or failure to comply) in any material respect of any representation, warranty, covenant or agreement of InBev or Merger Sub under the Merger Agreement.;

(v)	vote all our shares and cause the Concert Entities to vote all their shares against any other action, transaction, proposal or agreement, without regard to the terms of such action, transaction, proposal or agreement, made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger Agreement and the transactions contemplated thereby.

5	We hereby represent that:

(i)	we hold and may exercise voting rights with respect to 321,712,000 InBev shares, and, pursuant to agreements with the Concert Entities, we have the right to cause to be exercised voting rights with respect to an additional 69,272,307 InBev shares; which shares collectively represent approximately 63.47% of the InBev shares entitled to vote at the EGM;

(ii)	we have the full right, power and authority to vote our shares and the Concert Entities have the full right, power and authority to vote their shares, including with respect to the matters set forth in this letter;

(iii)	we have full power and authority to execute, deliver and perform our obligations under this letter and this letter has been duly executed and delivered and the execution, delivery and performance of this letter and the transactions contemplated hereby have been duly authorized by all necessary actions and proceedings and no other actions or proceedings are necessary to authorize this letter and the transactions contemplated hereby;

(iv)	this letter constitutes our valid and binding agreement and is enforceable against us in accordance with its terms (except that remedies such as injunctive relief, specific performance or similar remedies may not be available under Belgian law and/or before a Belgian court);

(v)	neither the execution, delivery or performance of this letter will constitute a violation of, or conflict with, or default under, any applicable Belgian laws or rules or any contract, understanding, arrangement or restriction of any kind to which we are a party, including any of our organizational or formational documents.

6	We hereby undertake that, during the term of this letter, we will not, with respect with our shares, and will cause the Concert Entities not to, with respect to their shares:

(i)	Take any action that would make any representation or warranty contained herein untrue or incorrect or could reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting our performance of our obligations hereunder;

(ii)	grant any proxies or enter into any voting trust or other agreements or arrangements with respect to the voting of any shares, other than any proxies, voting trusts or voting agreements or arrangements that are not inconsistent with the voting obligations contained in this letter; and

(iii)	sell, assign, transfer, give, bequeath, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of any shares.

7	This letter and all its provisions shall terminate upon the earlier of (a) the Effective Time (as defined in the Merger Agreement) or (b) the termination of the Merger Agreement in accordance with its terms. Prior to such time this letter may not be amended or terminated without the prior written consent of Anheuser-Busch. No termination hereunder shall relieve us from any liability for any breach of this letter occurring prior to such termination.

8	This letter shall be governed by Belgian law and shall be subject to the exclusive jurisdiction of the courts of Brussels. We hereby acknowledge and agree that the failure by us to perform our agreements and covenants under this letter may cause irreparable injury to Anheuser-Busch, for which damages, even if available, will not be an adequate remedy. Accordingly, we hereby consent to the issuance of temporary or permanent injunctive relief by a court of competent jurisdiction to compel performance of our obligations including but not limited to the remedy of specific performance of our obligations hereunder.

9	This letter may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

Yours sincerely,

On behalf of the Stichting:

By:	/s/ Alexandre Van Damme
Name:	Alexandre Van Damme
Class A Director

By:	/s/ Roberto Thompson
Name:	Roberto Thompson
Class B Director

Agreed to and accepted by on behalf of Anheuser-Busch Companies, Inc.:

By:	/s/ Gary L. Rutledge
Name:	Gary L. Rutledge